Exhibit 99.1
Pattern Energy Reports Fourth Quarter and Year End 2017 Financial Results
- Declares dividend of $0.422 per Class A common share for first quarter 2018 -
SAN FRANCISCO, California, March 1, 2018 - Pattern Energy Group Inc. (the “Company” or “Pattern Energy”) (NASDAQ and TSX: PEGI) today announced its financial results for the 2017 fourth quarter and year.
Highlights
(Comparisons made between fiscal 2017 and fiscal 2016 results, unless otherwise noted)

•	Proportional gigawatt hours ("GWh") sold of 7,787 GWh, up 14%

•	Net cash provided by operating activities of $218 million, up 33%

•	Cash available for distribution ("CAFD") of $145.8 million, up 10%

•	Net loss of $82.4 million

•	Adjusted EBITDA of $343.7 million, up 13%

•	Revenue of $411.3 million, up 16%

•	Declared a first quarter dividend of $0.422 per Class A common share or $1.688 on an annualized basis, subsequent to the end of the period, unchanged from the previous quarter's dividend

•
Agreed to acquire 206 MW of owned capacity in five Japanese projects which represents the Company’s entry into one of the most robust renewables markets in the world, subsequent to the end of the period

•	Returned the Santa Isabel project in Puerto Rico to operation at a limited capacity, after reconnection to the grid by the Puerto Rico Electric Authority (“PREPA”), in February 2018

•
Raised $58.6 million in capital through asset rotation with the completion of the sale of a 49% interest of the Class B membership interest in the 182 MW Panhandle 2 project to Public Sector Pension Investment Board (“PSP Investments”)

•
Invested $27 million in Pattern Energy Group 2 LP's ("Pattern Development 2.0") announced acquisition of the majority interest in Green Power Investments ("GPI") and the Japanese development pipeline from Pattern Energy Group LP ("Pattern Development 1.0"), subsequent to the end of the period

•	Completed an equity offering of approximately $215 million in gross proceeds
“We met our targeted CAFD range for the year, however the result was not as strong as we had anticipated primarily due to unexpected curtailments from one-time transmission repairs in Texas and Arizona, as well as weaker than expected wind resources at the very end of the year. We increased our portfolio to nearly three gigawatts, with the additions of Broadview, Meikle and the Japanese portfolio since the beginning of 2017,” said Mike Garland, President and CEO of Pattern Energy. “We paid for these acquisitions from available liquidity. Our investment in the development business strengthened the platform and improved alignment across the business providing greater flexibility. We continue to have many opportunities for growth; however, we intend to be disciplined in our approach toward new capital given the recent volatility in the capital markets and we intend to pursue alternatives for owning and managing quality projects. The capital we captured from the sale of a minority interest in the Panhandle 2 project in December is just one example of the alternatives we can consider to fund future growth.”

Financial Results
Pattern Energy sold 2,123,628 MWh of electricity on a proportional basis in the fourth quarter of 2017 compared to 1,817,651 MWh sold for the same period in 2016. Pattern Energy sold 7,787,411 MWh of electricity on a proportional basis for the year ended December 31, 2017 (the "full year 2017"), compared to 6,806,272 MWh sold in 2016. The increase for the quarterly period was primarily due to the commencement of commercial operations of the Broadview projects in April 2017 and the acquisition of Meikle in the third quarter of 2017. Production for the quarter was 9% below the long-term average forecast for the quarter. The increase in the annual period was primarily attributable to a 748,277 MWh increase in volume from controlling interest in consolidated MWh due to the acquisitions of the Broadview and Meikle projects and a 232,862 MWh increase in volume from unconsolidated investments due to the acquisition of Armow in October 2016.
Net cash provided by operating activities was $58.3 million for the fourth quarter of 2017 compared to $56.3 million for the same period in 2016, an increase of $2.0 million or 3.5%. The increase was primarily due to increased revenues of $26.1 million (excluding the unrealized loss on energy derivative and amortization of PPAs) primarily related to projects which were acquired in 2017. These increases in operating cash flow were partially offset by an increase of $9.5 million in transmission and project expense, an increase of $5.3 million in interest payments, a decrease of $3.8 million in distributions from unconsolidated investments and other changes to working capital as a result of the timing of receipts of payments and disbursements.
Net cash provided by operating activities was $217.6 million for the full year 2017 compared to $163.7 million for 2016, an increase of $53.9 million, or 33.0%. The increase was primarily due to higher revenues of $49.0 million (excluding the unrealized loss on energy derivative and amortization of PPAs) primarily from projects which were acquired in 2017, and an increase of $38.9 million in distributions from unconsolidated investments. These increases were partially offset by an increase of $21.2 million in transmission and project expense, an increase of $16.3 million in interest payments, an increase of $7.0 million in operating expenses and other changes to working capital as a result of the timing of receipts of payments and disbursements.
Cash available for distribution was $41.9 million for the fourth quarter of 2017 compared to $36.2 million for the same period in 2016. The $5.7 million increase in cash available for distribution was due to increases of $26.1 million in revenues (excluding the unrealized loss on energy derivative and amortization of PPAs) primarily from projects which were acquired during 2017 and $7.2 million in available cash previously restricted to fund project costs. These increases were partially offset by increased interest expense of $11.4 million (excluding amortization of financing costs and debt discount/premium) primarily due to the issuance of the unsecured notes in January 2017 and debt associated with acquisitions, increased transmission costs of $7.1 million, decreased network upgrade reimbursements of $4.5 million and decreased distributions from unconsolidated investments of $3.3 million, as well as, $2.1 million in increased principal payments on project-level debt, as compared to amounts from the same period in the prior year.
Cash available for distribution was $145.8 million for the full year 2017 compared to $133.0 million for 2016. Based on dividends paid during 2017, Pattern Energy's dividend payout ratio was 100% of 2017 cash available for distribution. The $12.8 million increase in cash available for distribution was due to additional revenues of $49.0 million (excluding the unrealized loss on energy derivative and amortization of PPAs) primarily from projects which were acquired or commenced commercial operations during 2017. In addition, we received $10.6 million in additional cash distributions from our unconsolidated investments, an incremental $6.6 million in available cash previously restricted to fund project costs and an additional $4.5 million in network upgrade reimbursements primarily related to the Broadview projects as compared to amounts received during the same period in the prior year. These increases were partially offset by increased interest expense of $23.0 million primarily due to the issuance of the unsecured notes in January 2017 and debt associated with our acquisitions, increased transmission costs and project expense totaling $21.2 million, increased operating expenses of $7.0 million, increased principal payments on project-level debt of $3.6 million and increased distributions to noncontrolling interests of $2.4 million. Reconciliations of cash available for distribution to net cash provided by operating activities determined in accordance with GAAP for both the quarterly and annual periods are shown below.
Net loss was $21.9 million in the fourth quarter of 2017, compared to net income of $3.4 million for the same period in 2016. The increase in net loss for the quarterly period was primarily due to a $34.3 million increase in other expense primarily related to increases in interest expense, early extinguishment of debt, losses on derivatives due to unfavorable impacts from foreign currency exchange rates and the termination of interest rate swaps and a $19.8 million increase in cost of revenues primarily related to 2017 acquisitions. The increase in net loss was partially offset by increased revenues of $29.7 million primarily related to 2017 acquisitions.

Net loss was $82.4 million for the full year 2017 compared to $52.3 million for 2016. The increase in net loss for the annual period was primarily due to a $45.3 million increase in cost of revenues primarily due to 2017 acquisitions, a $32.0 million increase in other expense primarily related to increases in interest expense, early extinguishment of debt, losses on derivatives due to unfavorable impacts from foreign currency exchange rates and the termination of interest rate swaps, a $7.0 million increase in operating expense and a $3.1 million increase in the tax provision. The increase in net loss was partially offset by increased revenues of $57.3 million.
Adjusted EBITDA was $98.9 million for the fourth quarter of 2017 compared to $85.1 million for the same period in 2016. Adjusted EBITDA for the full year 2017 was $343.7 million compared to $304.2 million for 2016. The $13.8 million increase in Adjusted EBITDA for the quarterly period was primarily attributable to an increase of $26.1 million in revenues (excluding unrealized loss on energy derivative and amortization of PPAs) primarily from projects acquired during 2017, partially offset by an increase of $9.5 million in transmission cost and project expense, as well as a $2.3 million decrease in the proportionate share of Adjusted EBITDA from unconsolidated investments. The $39.5 million increase in the annual period was primarily due to a $49.0 million increase in revenue (excluding unrealized loss on the energy derivative and amortization of PPAs) attributable to projects which were acquired or commenced commercial operations in 2017 and a $20.9 million increase in our proportionate share of Adjusted EBITDA from unconsolidated investments partially offset by a $21.2 million increase in transmission and project expense, a $7.0 million increase in operating expenses and a $1.0 million increase in transaction costs. Reconciliations of Adjusted EBITDA to net loss determined in accordance with GAAP for both the quarterly and annual periods are shown below.
2018 Financial Guidance
For the full year 2018, Pattern Energy expects annual cash available for distribution* in a range of $151 million to $181 million, representing an increase of 14% at the midpoint of the range, compared to cash available for distribution in 2017.

(*)
The forward looking measure of 2018 full year cash available for distribution (CAFD) is a non-GAAP measures that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking changes in working capital balances which are added to earnings to arrive at cash provided by operations and subtracted therefrom to arrive at CAFD. A description of the adjustments to determine CAFD can be found within Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations - Key Metrics, of Pattern Energy's 2017 Annual Report on Form 10-K for the period ended December 31, 2017.

Quarterly Dividend
Pattern Energy declared a dividend for the first quarter 2018, payable on April 30, 2018, to holders of record on March 30, 2018, in the amount of $0.422 per Class A common share, which represents $1.688 on an annualized basis. The amount of the first quarter 2018 dividend is unchanged from the fourth quarter 2017 dividend.
Construction Pipeline
The table below outlines the projects that Pattern Energy has agreed to acquire, which are currently in construction, the capacity owned and the projects’ anticipated commencement date for commercial operation.

				MW
Project	Location	Construction Start	Commercial Operations (1)	Rated (2)	Owned
Mont Sainte-Marguerite	Quebec	2017	2018	143	73
Ohorayama	Japan	2016	2018	33	33
Tsugaru	Japan	2018	2020	122	122

(1)	Represents year of actual or anticipated commencement of commercial operations.

(2)
Rated capacity represents the maximum electricity generating capacity of a project in MW. As a result of wind and other conditions, a project or a turbine may not operate at its rated capacity at all times and the amount of electricity generated will be less than its rated capacity. The amount of electricity generated may vary based on a variety of factors.

Acquisitions
Subsequent to the end of the period, Pattern Energy agreed to acquire 206 MW of owned interest in five projects in operation or under construction located in Japan from Pattern Development 1.0 and GPI. Pattern Energy agreed to acquire two operating solar projects (Futtsu and Kanagi), one operating wind project (Otsuki) and two under construction wind projects (Ohorayama and

Tsugaru), each of which possess a 20-year power purchase agreement with attractive pricing from a top tier, creditworthy off-taker.
Pattern Energy agreed to acquire the 84 MW portfolio of Futtsu, Kanagi, Otsuki and Ohorayama for a cash purchase price of $131.5 million, which represents approximately a 10.5x multiple of the five-year average CAFD*.
Pattern Energy agreed to acquire the 122 MW Tsugaru project at the start of construction, once fully financed on a non-recourse basis, for a total cash consideration of $194.0 million, which represents a 9.0x multiple of the five-year average CAFD* starting with the first full year of operations in 2021.

(*)
This forward looking measure of five-year average annual purchase price multiple of cash available for distribution (CAFD) contribution from the Japan projects is a non-GAAP measure that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking changes in working capital balances which are added to earnings to arrive at cash provided by operations and subtracted therefrom to arrive at CAFD. A description of the adjustments to determine CAFD can be found within Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations - Key Metrics, of Pattern Energy's 2017 Annual Report on Form 10-K for the period ended December 31, 2017.

Acquisition Pipeline
Pattern Development 1.0 and Pattern Development 2.0 (together, the Pattern Development Companies) have a pipeline of development projects totaling more than 10 GW. Pattern Energy has a Right of First Offer ("ROFO") on the pipeline of acquisition opportunities from the Pattern Development Companies. The identified ROFO list stands at 935 MW of owned capacity and represents a portion of the pipeline of development projects of the Pattern Development Companies, which are subject to Pattern Energy’s ROFO. Since its IPO, Pattern Energy has purchased, or agreed to purchase, 1,564 MW from Pattern Development 1.0 and in aggregate grown the identified ROFO list from 746 MW to more than 2 GW.
Below is a summary of the identified ROFO projects that Pattern Energy expects to acquire from the Pattern Development Companies in connection with Pattern Energy's project purchase rights:

						Capacity (MW)
Identified ROFO Projects	Status	Location	Construction Start (1)	Commercial Operations (2)	Contract Type	Rated (3)	Pattern Development Companies Owned (4)
Pattern Development 1.0 Projects
Conejo Solar(5)	Operational	Chile	2015	2016	PPA	104	104
Belle River	Operational	Ontario	2016	2017	PPA	100	43
El Cabo	Operational	New Mexico	2016	2017	PPA	298	125
North Kent	Operational	Ontario	2017	2018	PPA	100	35
Henvey Inlet	In construction	Ontario	2017	2019	PPA	300	150
Pattern Development 2.0 Projects
Stillwater Big Sky	Late stage development	Montana	2017	2018	PPA	79	67
Crazy Mountain	Late stage development	Montana	2017	2019	PPA	80	68
Grady	Late stage development	New Mexico	2018	2019	PPA	220	188
Sumita	Late stage development	Japan	2019	2021	PPA	100	55
Ishikari	Late stage development	Japan	2019	2022	PPA	100	100
						1481	935

(1)	Represents year of actual or anticipated commencement of construction.

(2)	Represents year of actual or anticipated commencement of commercial operations.

(3)
Rated capacity represents the maximum electricity generating capacity of a project in MW. As a result of weather and other conditions, a project will not operate at its rated capacity at all times and the amount of electricity generated may be less than its rated capacity. The amount of electricity generated may vary based on a variety of factors.

(4)
Owned capacity represents the maximum, or rated, electricity generating capacity of the project in MW multiplied by either Pattern Development 1.0's or Pattern Development 2.0's percentage ownership interest in the distributable cash flow of the project.

(5)
From time to time, we conduct strategic reviews of our markets. We have been conducting a strategic review of the market, growth, and opportunities in Chile. In the event we believe we can utilize funds that have already been invested in Chile or funds that might otherwise be invested in Chile in a more productive manner elsewhere that could generate a higher return on investment, we may decide to exit Chile for other opportunities with greater potential. In addition, Pattern Development 1.0 is also concurrently exploring strategic alternatives for its assets in Chile.

Cash Available for Distribution and Adjusted EBITDA Non-GAAP Reconciliations
The following tables reconcile non-GAAP net cash provided by operating activities to cash available for distribution and net loss to Adjusted EBITDA, respectively, for the periods presented (in thousands):

	Three months ended December 31,		For the year ended December 31,
	2017	2016	2017	2016
Net cash provided by operating activities (1)	$58,283	$56,293	$217,613	$163,664
Changes in operating assets and liabilities	(9,093)	(11,800)	(31,568)	(11,000)
Network upgrade reimbursement	346	4,821	9,282	4,821
Release of restricted cash to fund project and general and administrative costs	7,239	50	7,239	640
Operations and maintenance capital expenditures	(266)	(138)	(783)	(1,017)
Distributions from unconsolidated investments	2,147	1,632	13,358	41,698
Other	208	(172)	2,182	(302)
Less:
Distributions to noncontrolling interests	(6,549)	(6,125)	(20,250)	(17,896)
Principal payments paid from operating cash flows	(10,367)	(8,312)	(51,278)	(47,634)
Cash available for distribution	$41,948	$36,249	$145,795	$132,974

	Three months ended December 31,		For the year ended December 31,
	2017	2016	2017	2016
Net income (loss)	$(21,889)	$3,445	$(82,410)	$(52,299)
Plus:
Interest expense, net of interest income	27,678	15,692	100,687	76,598
Tax provision	6,257	4,641	11,734	8,679
Depreciation, amortization and accretion	58,863	47,028	215,492	184,002
EBITDA	70,909	70,806	245,503	216,980
Unrealized loss on energy derivative (1)	3,911	7,797	14,045	22,767
(Gain) loss on derivatives	(1,900)	(14,361)	9,787	3,324
Early extinguishment of debt	8,643	—	8,643	—
Other	(1,585)	(27)	—	326
Adjustments from unconsolidated investments (2)	—	18,914	—	(659)
Plus, proportionate share from unconsolidated investments:
Interest expense, net of interest income	10,132	9,325	39,240	32,103
Depreciation, amortization and accretion	8,921	8,139	35,311	27,763
(Gain) loss on derivatives	(133)	(15,463)	(8,829)	1,552
Adjusted EBITDA	$98,898	$85,130	$343,700	$304,156
(1)     Amount is included in electricity sales on the consolidated statements of operations.

(2)
Adjustments from unconsolidated investments for the three months ended December 31, 2016, consists of $4.9 million gains on distributions from unconsolidated investments and $(23.8) million of suspended equity earnings. Adjustments for the year ended December 31, 2016, consists of $19.9 million gains on distributions from unconsolidated investments and $(19.2) million of suspended equity earnings.

Conference Call and Webcast
Pattern Energy will host a conference call and webcast to discuss these results at 10:30 a.m. Eastern Time on Thursday, March 1, 2018. Mike Garland, President and CEO, and Mike Lyon, CFO, will co-chair the call. Participants should call (888) 231-8191 or (647) 427-7450 and ask an operator for the Pattern Energy earnings call. Please dial in 10 minutes prior to the call to secure a line. A replay will be available shortly after the call. To access the replay, please dial (855) 859-2056 or (416) 849-0833 and enter access code 7391418. The replay recording will be available until 11:59 p.m. Eastern Time, March 22, 2018.
A live webcast of the conference call will be also available on the events page in the investor section of Pattern Energy’s website at www.patternenergy.com. An archived webcast will be available for one year.
About Pattern Energy
Pattern Energy Group Inc. (Pattern Energy) is an independent power company listed on The NASDAQ Global Select Market and Toronto Stock Exchange. Pattern Energy has a portfolio of 25 wind and solar power facilities, including six it has agreed to acquire, with a total owned interest of 2,942 MW in the United States, Canada, Japan and Chile that use proven, best-in-class technology. Pattern Energy’s wind power facilities generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws, including statements regarding the ability to grow CAFD and to achieve the 2018 CAFD estimate, the ability to consummate the acquisitions of the projects the Company has agreed to acquire and the timing thereof, the Company's ability to pursue alternatives for owning and managing assets, the ability to be disciplined in its approach to new capital, that the investment in the development business strengthened the platform and improved alignment, the measures of five-year average annual purchase price of the acquisitions to CAFD, and the anticipated date for commercial operations of the projects under construction. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Company's annual report on Form 10-K and any quarterly reports on Form 10-Q. The risk factors and other factors noted therein could cause actual events or the Company's actual results to differ materially from those contained in any forward-looking statement.
# # #
Contacts:

Media Relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Ross Marshall 416-526-1563 ross.marshall@loderockadvisors.com

Pattern Energy Group Inc. Consolidated Balance Sheets (In thousands of U.S. dollars, except share and par value data)

	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$116,753	$83,932
Restricted cash	9,065	11,793
Funds deposited by counterparty	29,780	43,635
Trade receivables	54,900	37,510
Derivative assets, current	19,445	17,578
Prepaid expenses	17,847	13,803
Other current assets	21,105	7,350
Deferred financing costs, current, net of accumulated amortization of $2,580 and $9,350 as of December 31, 2017 and December 31, 2016, respectively	1,415	2,456
Total current assets	270,310	218,057
Restricted cash	12,162	13,646
Property, plant and equipment, net	3,965,121	3,135,162
Unconsolidated investments	311,223	233,294
Derivative assets	9,628	26,712
Deferred financing costs	7,784	4,052
Net deferred tax assets	6,349	5,559
Finite-lived intangible assets, net	136,048	91,895
Other assets	22,906	24,390
Total assets	$4,741,531	$3,752,767

Pattern Energy Group Inc. Consolidated Balance Sheets (In thousands of U.S. dollars, except share and par value data)

	December 31,
	2017	2016
Liabilities and equity
Current liabilities:
Accounts payable and other accrued liabilities	$53,615	$31,305
Accrued construction costs	1,369	1,098
Counterparty deposit liability	29,780	43,635
Accrued interest	16,460	9,545
Dividends payable	41,387	35,960
Derivative liabilities, current	8,409	11,918
Revolving credit facility	—	180,000
Current portion of long-term debt, net	51,996	48,716
Other current liabilities	14,018	4,698
Total current liabilities	217,034	366,875
Long-term debt, net	1,878,735	1,334,956
Derivative liabilities	20,972	24,521
Net deferred tax liabilities	56,491	31,759
Finite-lived intangible liability, net	51,194	54,663
Contingent liabilities	62,398	576
Other long-term liabilities	106,565	60,673
Total liabilities	2,393,389	1,874,023
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value per share: 500,000,000 shares authorized; 97,860,048 and 87,410,687 shares outstanding as of December 31, 2017 and December 31, 2016, respectively	980	875
Additional paid-in capital	1,234,846	1,145,760
Accumulated loss	(112,175)	(94,270)
Accumulated other comprehensive loss	(25,691)	(62,367)
Treasury stock, at cost; 157,812 and 110,964 shares of Class A common stock as of December 31, 2017 and December 31, 2016, respectively	(3,511)	(2,500)
Total equity before noncontrolling interest	1,094,449	987,498
Noncontrolling interest	1,253,693	891,246
Total equity	2,348,142	1,878,744
Total liabilities and equity	$4,741,531	$3,752,767

Pattern Energy Group Inc.
Consolidated Statements of Operations
(In thousands of U.S. dollars, except per share data)

	Three months ended December 31,		For the year ended December 31,
	2017	2016	2017	2016
Revenue:
Electricity sales	$107,911	$79,048	$401,888	$346,000
Other revenue	2,810	2,013	9,456	8,052
Total revenue	110,721	81,061	411,344	354,052
Cost of revenue:
Project expense	34,124	31,717	130,561	128,428
Transmission costs	7,259	146	19,472	424
Depreciation and accretion	54,007	43,708	198,644	174,490
Total cost of revenue	95,390	75,571	348,677	303,342
Gross profit	15,331	5,490	62,667	50,710
Operating expenses:
General and administrative	6,614	8,074	38,583	35,499
Related party general and administrative	3,236	2,519	13,825	9,900
Total operating expenses	9,850	10,593	52,408	45,399
Operating income (loss)	5,481	(5,103)	10,259	5,311
Other income (expense):
Interest expense	(27,688)	(15,870)	(102,229)	(78,004)
Gain (loss) on derivatives	1,900	14,361	(9,787)	(3,324)
Earnings in unconsolidated investments, net	13,868	14,437	41,299	30,192
Early extinguishment of debt	(8,643)	—	(8,643)	—
Net income (loss) on transactions	263	27	(1,322)	(326)
Other income (expense), net	(813)	234	(253)	2,531
Total other income (expense)	(21,113)	13,189	(80,935)	(48,931)
Net income (loss) before income tax	(15,632)	8,086	(70,676)	(43,620)
Tax provision	6,257	4,641	11,734	8,679
Net income (loss)	(21,889)	3,445	(82,410)	(52,299)
Net loss attributable to noncontrolling interest	(13,939)	(10,350)	(64,505)	(35,188)
Net income (loss) attributable to Pattern Energy	$(7,950)	$13,795	$(17,905)	$(17,111)

Weighted average number of common shares outstanding
Basic and diluted	95,149,200	87,007,714	89,179,343	79,382,388
Loss per share attributable to Pattern Energy
Basic and diluted	$(0.08)	$0.16	(0.20)	(0.22)
Dividends declared per Class A common share	$0.42	$0.41	$1.67	$1.58

Pattern Energy Group Inc.
Consolidated Statements of Cash Flows
(In thousands of U.S. dollars)

	Three months ended December 31,		For the year ended December 31,
	2017	2016	2017	2016
Operating activities
Net income (loss)	$(21,889)	$3,445	$(82,410)	$(52,299)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and accretion	54,007	43,708	198,644	174,490
Amortization of financing costs	1,992	1,726	7,871	6,968
Amortization of debt discount/premium, net	1,204	1,079	4,583	4,226
Amortization of power purchase agreements, net	1,074	771	3,509	3,049
(Gain) loss on derivatives	(1,626)	(7,518)	16,243	22,239
Stock-based compensation	1,237	1,029	5,322	5,391
Deferred taxes	5,879	4,566	15,012	8,247
Intraperiod tax allocation	87	—	(3,569)	—
Earnings in unconsolidated investments, net	(13,868)	(14,437)	(41,299)	(30,192)
Distribution from unconsolidated investments	10,837	14,638	53,930	15,015
Early extinguishment of debt	8,643	—	8,643	—
Other reconciling items	1,613	(4,514)	(434)	(4,470)
Changes in operating assets and liabilities:
Funds deposited by counterparty	3,750	3,008	13,855	(43,635)
Trade receivables	(7,481)	1,718	(10,342)	7,796
Prepaid expenses	529	1,714	(2,658)	709
Other current assets	(1,731)	(591)	(11,521)	(4,300)
Other assets (non-current)	(480)	514	1,977	1,379
Accounts payable and other accrued liabilities	1,254	112	17,643	(2,546)
Counterparty deposit liability	(3,750)	(3,008)	(13,855)	43,635
Accrued interest	9,434	6,475	5,550	458
Other current liabilities	530	65	8,570	876
Long-term liabilities	6,653	1,676	21,222	6,628
Contingent liabilities	80	117	822	—
Derivatives	305	—	305	—
Net cash provided by operating activities	58,283	56,293	217,613	163,664

Investing activities
Cash paid for acquisitions, net of cash and restricted cash acquired	$—	$(131,754)	$(227,840)	$(135,778)
Capital expenditures	518	(1,347)	(43,777)	(32,901)
Distribution from unconsolidated investments	2,147	1,632	13,358	41,698
Other assets	390	1,077	7,997	2,696
Investment in Pattern Development 2.0	(7,324)	—	(68,813)	—
Other investing activities	(3)	167	(3)	31
Net cash used in investing activities	(4,272)	(130,225)	(319,078)	(124,254)

	Three months ended December 31,		For the year ended December 31,
	2017	2016	2017	2016

Financing activities
Proceeds from public offering, net of issuance costs	214,659	(285)	237,090	286,298
Dividends paid	(37,264)	(35,048)	(145,207)	(120,207)
Capital distributions - noncontrolling interest	(6,549)	(6,125)	(20,250)	(17,896)
Payment for financing fees	(8,123)	(408)	(15,886)	(542)
Proceeds from revolving credit facility	10,000	155,000	333,000	175,000
Repayment of revolving credit facility	(263,000)	(10,000)	(513,000)	(350,000)
Proceeds from long-term debt	289,340	(8,312)	693,735	—
Repayment of long-term debt	(290,865)	—	(482,974)	(47,634)
Payment for termination of designated derivatives	316	—	(14,056)	—
Disposition of controlling interest, net	57,846	—	57,846	—
Other financing activities	(1,927)	(1,048)	(5,639)	(1,682)
Net cash provided by (used in) financing activities	(35,567)	93,774	124,659	(76,663)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	1,463	(1,418)	5,415	332
Net change in cash, cash equivalents and restricted cash	19,907	18,424	28,609	(36,921)
Cash, cash equivalents and restricted cash at beginning of period	118,073	90,947	109,371	146,292
Cash, cash equivalents and restricted cash at end of period	$137,980	$109,371	$137,980	$109,371
Supplemental disclosures
Cash payments for income taxes	$—	$142	$335	$375
Cash payments for interest expense	$15,830	$10,494	$85,930	$69,666
Schedule of non-cash activities
Change in property, plant and equipment	$2,071	$430	$2,071	$540
Change in additional paid-in capital	$(2,003)	$—	$(2,003)	$—